UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2005

IMMUNICON CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-50677	23-2269490
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania	19006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (215) 830-0777

Not applicable.

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the staff and cost reduction actions approved by the Board of Directors of Immunicon Corporation (the “Company”) on August, 25, 2005, the Board approved certain compensation actions described immediately below for the purposes of retention and motivation of key officers of the Company:

Option Grants. The Board granted stock options to certain officers of the Company totaling 130,000 options, including 50,000 options to Byron D. Hewett, President and Chief Operating Officer, and 15,000 options to James L. Wilcox, Vice President and Chief Counsel. The options were granted under the Company’s Amended and Restated Equity Compensation Plan. The vesting schedule for these grants calls for 25% of the options to vest on each of February 26, 2006, August 26, 2006, February 26, 2007 and August 26, 2007. The strike price for these options was $4.13 per share, which represented the closing price of our stock on the date of grant. A copy of the Form of Option Grant is attached as Exhibit 10.1 and is incorporated by reference herein.

Guaranteed Bonus. The Board approved cash bonus awards payable to officers of the Company for their service to the Company in 2005, provided that they remain employed in good standing with the Company until the first meeting of our Board in 2006, which is currently scheduled for January 19, 2006. These cash bonus awards total $203,750, including $43,750 to Edward L. Erickson, Chairman and Chief Executive Officer, $27,500 to Byron D. Hewett, President and Chief Operating Officer, $22,750 to Leon WMM Terstappen, Senior Vice President and Chief Science Officer, $20,500 to James G. Murphy, Senior Vice President and Chief Financial Officer, and $15,750 to James L. Wilcox, Vice President and Chief Counsel.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1 – Form of Option Grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

Date: August 31, 2005	By:	/s/ JAMES G. MURPHY
	Name:	James G. Murphy
	Title:	Senior Vice President, Finance and Administration, and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document
10.1	Form of Option Grant.